Fund name: Putnam AMT-Free Municipal Fund

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	Class A     7,207
		Class B       238
		Class C       399

72DD2	Class M        24
          Class Y       114


73A1		Class A   0.309572
		Class B   0.263616
		Class C   0.252863

73A2		Class M   0.290170
		Class Y	0.326424

74U1		Class A   23,833
		Class B      775
		Class C    1,765

74U2		Class M       91
		Class Y	   465


74V1		Class A    14.66
		Class B    14.68
		Class C    14.69

74V2		Class M    14.70
		Class Y	 14.67

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.